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                                                                   EXHIBIT 12.1

                                  STATEMENT RE:
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)

                                                     Years Ended January 31,
                                        1995       1996        1997       1998         1999
                                        ----       ----        ----       ----         ----
Earnings:
  Earnings (loss) from operations
    before income taxes               $ (41,308) $  18,369  $  42,009  $  47,099  $  60,056
  Interest expenses (1)                  22,997     21,010     18,714     15,944     14,068
  Amortization of deferred
    financing costs                       1,828      1,670      1,479        587        543
                                      ---------  ---------  ---------  ---------  ---------

  Total                               $ (16,483) $  41,049  $  62,202  $  63,630  $  74,667
                                      =========  =========  =========  =========  =========

Fixed charges:
  Interest expense (1)                $  22,997  $  21,010  $  18,714  $  15,944  $  14,068
  Amortization of deferred
    financing costs                       1,828      1,670      1,479        587        543
                                      ---------  ---------  ---------  ---------  ---------

  Total                               $  24,825  $  22,680  $  20,193  $  16,531  $  14,611
                                      =========  =========  =========  =========  =========

Ratio of earnings to fixed charges       (2)       1.81x      3.08x      3.85x      5.11x





     (1) Interest expense includes interest income, but excludes amortization of deferred financing costs.
     (2) Earnings were insufficient to cover fixed charges by $41.3 million for the year ended January 31, 1995.